SEALCOIN Secures $50 Million Investment Commitment from GEM Digital Limited Through a Structured Token Subscription Agreement of the SEALCOIN Utility Token to Develop Decentralized Physical Internet Network (DePIN)

•	The investment commitment from GEM Digital Limited, a digital asset investment firm based in The Bahamas that actively sources, structures and invests in utility tokens listed on over 30 CEXs and DEXs globally. Global Emerging Markets (“GEM”) is a $3.4 billion alternative investment group with offices in Paris, New York, and the Bahamas.
•	Additionally, The Hashgraph Group, a leader in the design, development, and deployment of Hedera-powered DLT solutions on the Hedera network, has signed an agreement with WISeKey to provide initial investment into SEALCOIN AG, engineering and technical expertise, and strategic guidance in the Web3 economy.

Zug, Switzerland, August 13, 2024 – Ad-Hoc announcement pursuant to Art. 53 of SIX Listing Rules – WISeKey International Holding Ltd. (“WISeKey” or the “Company”) (SIX: WIHN, NASDAQ: WKEY), a leading global cybersecurity and IoT company operating as a holding company, today announced that SEALCOIN AG has secured a $50 million token investment commitment from GEM Digital Limited. SEALCOIN AG has been established by WISeKey to serve as a Special Purpose Vehicle (“SPV”) to house its decentralized technology project, SEALCOIN. This significant financial commitment by GEM will be utilized to develop DePIN, leveraging the Hedera DLT ledger and its smart contracts.

Carlos Moreira, CEO of WISeKey, commented, "The investment commitment through a Token Subscription Agreement from GEM not only reflects our shared values but also represents a significant milestone in advancing SEALCOIN's vision. The $50 million investment commitment from GEM Digital Limited will be pivotal in accelerating the development of SEALCOIN’s DePIN. The funds provided by GEM will be directed towards enhancing the platform’s capabilities, ensuring scalable, efficient, and robust IoT transaction solutions and promote the use of SEALCOIN as Machine-to-Machine token worldwide.”

Additionally, THG, a leader in the design, development, and deployment of Hedera-powered DLT solutions on the Hedera network, has signed an agreement with WISeKey to provide initial investment into SEALCOIN AG, engineering and technical expertise, and strategic guidance in the Web3 economy. THG, a Swiss-based digital innovation and venture building company mandated by The Hashgraph Association (THA) for the delivery and operation of strategic Hedera-enablement programs, is specialized in the digital empowerment of startups, enterprises, and government institutions through its proven innovation and venture building programs, leveraging the Hedera network. The SEALCOIN project aims to revolutionize the Internet of Things (IoT) using Hedera’s decentralized ledger technology (DLT) by enabling autonomous transactions and service exchanges among IoT devices through its utility token, SEALCOIN.

The platform addresses the growing need for efficient and trustworthy transactions in the IoT sector, particularly in Transactional IoT (t-IoT), by leveraging Hedera’s DLT ledger, Hedera Smart Contract Service (HSCS), Hedera Token Service (HTS), and the Hedera Consensus Service (HCS). This creates a DePIN that allows IoT devices to autonomously negotiate, execute, and settle transactions without human intervention or intermediaries, enhancing efficiency, security, and reliability.

THG’s investment will enhance SEALCOIN AG's ability to develop scalable and robust IoT transaction solutions on Hedera. The support includes not only financial backing but also technical engineering expertise, token economics, and strategic guidance in Web3.

GEM Digital Limited, a digital asset investment firm based in The Bahamas, actively sources, structures, globally, the firm actively sources, structures, and invests in utility tokens listed on over 30 CEXs and DEXs globally. GEM is a $3.4 billion alternative investment group with offices in Paris, New York, and Bahamas.

SEALCOIN AG is at the forefront of revolutionizing the IoT landscape. Through the strategic investments from THG and GEM Digital, SEALCOIN is set to transform IoT with its state-of-the-art DePIN services platform, designed to enable autonomous transactions and service-for-payment exchanges among IoT devices.

THE SEALCOIN Project - Leveraging Blockchain and DLT for IoT

The SEALCOIN project harnesses the power of Blockchain and Decentralized Ledger Technology (DLT) to facilitate seamless and secure interactions between devices. Utilizing the Hedera DLT ledger and its smart contracts, SEALCOIN delivers a decentralized infrastructure that empowers IoT devices to autonomously negotiate, execute, and settle transactions. This innovative approach eliminates the need for human intervention or unnecessary intermediaries, enhancing the efficiency, security, and reliability of IoT interactions.

The SEALCOIN platform is currently in development and expected to go live in Q4 this year. WISekey is currently in the process of finalizing the regulatory requirements to be able to issue the token to clients and investors using this technology. A Proof of Concept for the use of SEALCOIN on a t-IoT has already been developed and is available for general review on this link https://youtu.be/daOvoOxqGvQ.

Transformative Use Cases of SEALCOIN

1.	Smart Home Automation: SEALCOIN enables smart devices to autonomously handle transactions for energy consumption, maintenance, and subscription services, elevating the concept of a self-sufficient smart home.
2.	Supply Chain Management: SEALCOIN facilitates automated transactions and seamless data exchanges between sensors, trackers, and management systems, enhancing efficiency and transparency in logistics.
3.	Autonomous Vehicles: SEALCOIN manages micro-transactions for tolls, parking, charging stations, and data exchanges with traffic management systems, pioneering a new era in autonomous transportation.

4.	Smart Cities: SEALCOIN enables M2M transactions for public transportation, environmental monitoring, and resource management, enhancing urban operations and sustainable city living.
5.	Healthcare Devices: Wearables and implantable devices can utilize SEALCOIN for secure data transfer and automated payments for diagnostic or monitoring services, ensuring a seamless healthcare experience.
6.	Energy Trading: SEALCOIN empowers devices like solar panels and batteries to autonomously trade excess energy, optimizing resource distribution and promoting sustainability.
7.	Industrial IoT: SEALCOIN automates transactions between machines, sensors, and systems, reducing operational costs and boosting efficiency in industrial automation.
8.	Retail and Consumer Services: Smart vending machines and automated stores can leverage SEALCOIN for effortless payments and efficient inventory management, revolutionizing the consumer experience.
9.	Agricultural Technology: SEALCOIN enhances farm management by enabling IoT devices to engage in data exchange and service payments, driving agricultural innovation.
10.	Peer-to-Peer Transactions: SEALCOIN facilitates direct M2M transactions in a decentralized manner, leading to a more distributed and resilient economy.

SEALCOIN, backed by the technological prowess of WISeKey, is not just a token; it's a visionary leap towards a more efficient, secure, and interconnected world. Its potential applications across various sectors underscore its capacity to revolutionize M2M transactions. As we embrace this new era, SEALCOIN envisions a future where machines seamlessly and securely interact, creating a tapestry of technological synergy that could redefine the fabric of our daily lives.

For more information, visit www.sealcoin.ai.

About GEM Digital Limited

GEM Digital Limited is a digital asset investment firm. Based in The Bahamas, the firm actively sources, structures, and invests in utility tokens listed on over 30 CEXs and DEXs globally.

Global Emerging Markets (“GEM”) is a $3.4 billion alternative investment group with offices in Paris, New York, and Bahamas. GEM manages a diverse set of investment vehicles focused on emerging markets and has completed over 580 transactions in 72 countries. Each investment vehicle has a different degree of operational control, risk-adjusted return, and liquidity profile. The family of funds and investment vehicles provide GEM and its partners with exposure to: Small-Mid Cap Management Buyouts, Private Investments in Public Equities and select venture investments.

About The Hashgraph Group

The Hashgraph Group is a professional innovation and venture building organization that is focused on the enablement of entrepreneurs, enterprises, and government institutions around the globe through the development of enterprise-grade solutions and decentralized applications on Hedera network. Headquartered in Switzerland, The Hashgraph Group is mandated by The Hashgraph Association as the service delivery organization for a range of strategic Hedera-enablement programs focused on empowering a digital future for all and achieving broad adoption of Hedera globally. For further information, visit us under www.hashgraph-association.com.

About SEALCOIN AG

SEALCOIN AG, a Swiss-based DePIN (Decentralized Physical Internet Network) entity, is transforming the Internet of Things (IoT) landscape with its SEALCOIN Project. Supported by strategic investment from The Hashgraph Association, a leader in digital enablement through the Hedera network, SEALCOIN AG is set to revolutionize IoT.

The SEALCOIN Project leverages Hedera's decentralized ledger technology (DLT) to create a cutting-edge platform for autonomous transactions and service-for-payment exchanges among IoT devices. Central to this project is the SEALCOIN utility token, facilitating secure and seamless interactions between devices and participants.

Addressing the growing need for efficient and trustworthy IoT transactions, particularly in Transactional IoT (t-IoT), the SEALCOIN platform utilizes Hedera's DLT, Smart Contract Service (HSCS), Token Service (HTS), and Consensus Service (HCS). This infrastructure empowers IoT devices to autonomously negotiate, execute, and settle transactions, eliminating the need for human intervention or intermediaries, thereby enhancing efficiency, security, and reliability.

About WISeKey

WISeKey International Holding Ltd (“WISeKey”, SIX: WIHN; Nasdaq: WKEY) is a global leader in cybersecurity, digital identity, and IoT solutions platform. It operates as a Swiss-based holding company through several operational subsidiaries, each dedicated to specific aspects of its technology portfolio. The subsidiaries include (i) SEALSQ Corp (Nasdaq: LAES), which focuses on semiconductors, PKI, and post-quantum technology products, (ii) WISeKey SA which specializes in RoT and PKI solutions for secure authentication and identification in IoT, Blockchain, and AI, (iii) WISeSat AG which focuses on space technology for secure satellite communication, specifically for IoT applications, (iv) WISe.ART Corp which focuses on trusted blockchain NFTs and operates the WISe.ART marketplace for secure NFT transactions, and (v) SEALCOIN AG which focuses on decentralized physical internet with DePIN technology and house the development of the SEALCOIN platform.

Each subsidiary contributes to WISeKey’s mission of securing the internet while focusing on their respective areas of research and expertise. Their technologies seamlessly integrate into the comprehensive WISeKey platform. WISeKey secures digital identity ecosystems for individuals and objects using Blockchain, AI, and IoT technologies. With over 1.6 billion microchips deployed across various IoT sectors, WISeKey plays a vital role in securing the Internet of Everything. The company’s semiconductors generate valuable Big Data that, when analyzed with AI, enable predictive equipment failure prevention. Trusted by the OISTE/WISeKey cryptographic Root of Trust, WISeKey provides secure authentication and identification for IoT, Blockchain, and AI applications. The WISeKey Root of Trust ensures the integrity of online transactions between objects and people. For more information on WISeKey’s strategic direction and its subsidiary companies, please visit www.wisekey.com.

Forward-Looking Statements

Disclaimer:
This communication expressly or implicitly contains certain forward-looking statements concerning WISeKey International Holding Ltd and its business. Such statements involve certain known and unknown risks, uncertainties and other factors, which could cause the actual results, financial condition, performance or achievements of WISeKey International Holding Ltd to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. WISeKey International Holding Ltd is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and it does not constitute an offering prospectus within the meaning of the Swiss Financial Services Act (“FinSA”), the FinSa's predecessor legislation or advertising within the meaning of the FinSA. Investors must rely on their own evaluation of WISeKey and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of WISeKey.

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) The Equity Group Inc. Lena Cati Tel: +1 212 836-9611 / lcati@equityny.com Katie Murphy Tel: +1 212 836-9612 / kmurphy@equityny.com